Exhibit 16.1




December 5, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:      4net Software, Inc.
         File No. 33-131110

We have read the statements that we understand 4net Software, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Very truly yours,


/s/ KAUFMAN, ROSSIN & CO.


KAUFMAN, ROSSIN & CO.